October 1, 2004

VIA SEDAR

To All Applicable Securities Commissions and Exchanges

Dear Sirs:

Re: Western Wind Energy Corp. (the "Company")
July 31, 2004 Financial Statements and MD&A for the period ending July 31, 2004

We wish to confirm that on today's date, September 30, 2004, copies of the Company's Financial Statements and MD&A for the period ended July 31, 2004, were forwarded by prepaid first class mail, to all shareholders listed on the Company's Supplemental List of Shareholders.

Yours truly,

DALE RONDEAU LAW CORPORATION

Per: "Dale A. Rondeau"

Dale A. Rondeau

DAR/bsc